Exhibit (h)3(a)

FOREIGN CUSTODY MANAGER DELEGATION AGREEMENT

AGREEMENT made as of this 9th day of September 1997 between NORTHWESTERN MUTUAL SERIES FUND, INC. (“NMSF”) on behalf of each of the series of stock portfolios (the “Portfolios”) listed on Appendix A hereto (currently, International Equity Portfolio, Balanced Portfolio, Aggressive Growth Stock Portfolio, Growth Stock Portfolio, Select Bond Portfolio and High Yield Bond Portfolio) as the same may be amended from time to time, NMSF duly registered with the Securities and Exchange Commission (the “Commission”) under the Investment Company Act of 1940 (the “Act”), and acting through its Board of Directors or their duly appointed representative, and BROWN BROTHERS HARRIMAN & CO., a New York limited partnership with an office in Boston, Massachusetts (the “Delegate”).

WITNESSETH

WHEREAS the NMSF has appointed the Delegate as custodian (the “Custodian”) of the Portfolios’ Assets in a Custodian Agreement dated March 31, 1997 (the “Custodian Agreement”);

WHEREAS NMSF may from time to time determine that it is in the best interests of the Portfolios’ shareholders to invest and maintain some or all of the Portfolios’ Assets outside the United States;

WHEREAS the Board of Directors of NMSF (the “Board”) wish to delegate to the Delegate certain functions with respect to the custody of Portfolios’ Assets outside the United States;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Portfolios and the Delegate agree as follows. Capitalized terms shall have the meaning indicated in Section 12 unless otherwise indicated.

1. Maintenance of Portfolios’ Assets Abroad. NMSF, acting through its Board of Directors or their duly authorized representative, hereby instructs Delegate pursuant to the terms of the Custodian Agreement to place and maintain the Portfolios’ Assets within the countries listed in Schedule 1 attached hereto (as such Schedule may be amended from time to time in accordance herewith). Such instruction shall be deemed to include an instruction to use any Compulsory Securities Depository in any such country and shall represent a Proper Instruction under the terms of the Custodian Agreement. Countries may be added to Schedule 1 by written instruction of NMSF that is accepted in writing by the Delegate as an amendment to Schedule 1. With respect to amendments adding countries to Schedule 1, NMSF acknowledges that - (a) the Delegate shall perform services hereunder only with respect to the countries where it provides custodial services to the Portfolios under the Custodian Agreement; (b) depending on conditions in the particular country, advance notice may be required before the Delegate shall be able to perform its duties hereunder in or with respect to such country; and (c) that nothing in this Agreement shall require the Delegate to provide delegated or custodial services in any country not listed in Schedule 1 until such amended Schedule 1 has been accepted by the Delegate in accordance herewith.

2. Delegation. Pursuant to the provisions of Rule 17f-5 under the Act as amended, the Board hereby delegates to the Delegate, and the Delegate hereby accepts such delegation and agrees to perform, only those duties set forth in this Agreement concerning the safekeeping of the Portfolios’ Assets in each of the countries set forth in Schedule 1 hereto. The Delegate is hereby authorized to take such actions on behalf of or in the name of the Portfolios as are reasonably required to discharge its duties under this Agreement, including, without limitation, to cause the Portfolios’ Assets to be placed with a particular Eligible Foreign Custodian in accordance herewith. The Portfolios confirm to the Delegate that the Portfolios have considered and accepted prevailing country risk as part of its continuing investment decision process, including such factors as may be reasonably related to the systemic risk of maintaining the Portfolios’ Assets in a particular country, including, but not limited to, financial infrastructure, prevailing custody and settlement systems and practices (including the use of any Compulsory

Securities Depository), and the laws relating to the safekeeping and recovery of the Portfolios’ Assets held in custody pursuant to the terms of the Custodian Agreement.

3. Selection of Eligible Foreign Custodian and Contract Administration. The Delegate shall perform the following duties with respect to selection of Eligible Foreign Custodians and administration of certain contracts governing the Portfolios’ foreign custodial arrangements:

(a) Selection of Eligible Foreign Custodian. The Delegate shall place and maintain the Portfolios’ Assets with an Eligible Foreign Custodian; provided that the Delegate shall have determined that the Portfolios’ Assets will be subject to reasonable care based on the standards applicable to custodians in the relevant market after considering all factors relevant to the safekeeping of such assets including without limitation:

(i) The Eligible Foreign Custodian’s practices, procedures, and internal controls, including, but not limited to, the physical protections available for certificated securities (if applicable), the method of keeping custodial records, and the security and data protection practices;

(ii) Whether the Eligible Foreign Custodian has the requisite financial strength to provide reasonable care for the Portfolios’ Assets;

(iii) The Eligible Foreign Custodian’s general reputation and standing and, in the case of a Securities Depository, the depository’s operating history and number of participants; and

(iv) Whether the Portfolios will have jurisdiction over and be able to enforce judgments against the Eligible Foreign Custodian, such as by virtue of the existence of any offices of such Eligible Foreign Custodian in the United States or such Eligible Foreign Custodian’s consent to service of process in the United States.

(b) Contract Administration. In the case of an Eligible Foreign Custodian that is not a Securities Depository or a U.S. Bank, the Delegate shall procure that the foreign custody arrangements shall be governed by a written contract that the Delegate has determined will provide reasonable care for Portfolios assets based on the standards specified in subsection (a) of this Section 3. Each such contract shall, except as set forth in the last paragraph of this subsection (b), include provisions that provide:

(i) For indemnification or insurance arrangements (or any combination of the foregoing) such that the Portfolios will be adequately protected against the risk of loss of assets held in accordance with such contract;

(ii) That the Portfolios’ Assets will not be subject to any right, charge, security interest, lien or claim of any kind in favor of the Eligible Foreign Custodian or its creditors except a claim of payment for their safe custody or administration or, in the case of cash deposits, liens or rights in favor of creditors of such Custodian arising under bankruptcy, insolvency or similar laws;

(iii) That beneficial ownership of the Portfolios’ Assets will be freely transferable without the payment of money or value other than for safe custody or administration;

(iv) That adequate records will be maintained identifying the Portfolios’ Assets as belonging to the Portfolios or as being held by a third party for the benefit of the Portfolios;

(v) That the Portfolios’ independent public accountants will be given access to those records or confirmation of the contents of those records; and

(vi) That the Delegate on behalf of the Portfolios will receive periodic reports with respect to the safekeeping of the Portfolios’ Assets, including, but not limited to, notification of any transfer to or from the Portfolios’ account or a third party account containing the Portfolios’ Assets.

Such contract may contain, in lieu of any or all of the provisions specified in this Section 3 (b), such other provisions that the Delegate determines will provide, in their entirety, the same or a greater level of care and protection for the Portfolios’ Assets as the specified provisions, in their entirety.

(c) Limitation to Delegated Selection. Notwithstanding anything in this Agreement to the contrary, the duties under this Section 3 shall apply only to Eligible Foreign Custodians selected by the Delegate and shall not apply to Compulsory Securities Depositories or to any Eligible Foreign Custodian that the Delegate is directed to use pursuant to Section 7.

4. Monitoring. The Delegate shall establish a system to monitor at reasonable intervals (but at least annually) the appropriateness of maintaining the Portfolios’ Assets with each Eligible Foreign Custodian that has been selected by the Delegate pursuant to Section 3 of this Agreement. The Delegate shall monitor the continuing appropriateness of placement of the Portfolios’ Assets in accordance with the criteria established under Section 3(a) of this Agreement. The Delegate shall monitor the continuing appropriateness of the contract governing the Portfolios’ arrangements in accordance with the criteria established under Section 3(b) of this Agreement.

5. Reporting. At least annually, the Delegate shall provide to the Board written reports specifying placement of the Portfolios’ Assets with each Eligible Foreign Custodian selected by the Delegate pursuant to Section 3 of this Agreement and of any material changes in the Portfolios’ foreign custody arrangements effected by the Delegate pursuant to said Section. Delegate will prepare such a report with respect to any Eligible Foreign Custodian that the Delegate has been instructed to use pursuant to Section 7 only to the extent specifically agreed with respect to the particular situation.

6. Withdrawal of Portfolios’ Assets. If an arrangement with a specific Eligible Foreign Custodian selected by the Delegate under Section 3 of this Agreement no longer meets the requirements of said Section, Delegate shall withdraw the Portfolios’ Assets from the non-complying arrangement as soon as reasonably practicable; provided, however, that if in the reasonable judgment of the Delegate, such withdrawal would require liquidation of any of the Portfolios’ Assets or would materially impair the liquidity, value or other investment characteristics of the Portfolios’ Assets, it shall be the duty of the Delegate to provide information regarding the particular circumstances and to act only in accordance with Proper Instructions of the Portfolios or its Investment Advisor with respect to such liquidation or other withdrawal.

7. Direction as to Eligible Foreign Custodian. Notwithstanding this Delegation Agreement, the Portfolios, acting through their Board, their Investment Adviser or other authorized representative, may direct the Delegate to place and maintain the Portfolios’ Assets with a particular Eligible Foreign Custodian. In such event, the Delegate shall be entitled to rely on any such instruction as a Proper Instruction under the terms of the Custodian Agreement and shall have no duties under this Delegation Agreement with respect to such arrangement save those that it may undertake specifically in writing with respect to each particular instance.

8. Standard of Care. In carrying out its duties under this Agreement, the Delegate agrees to exercise reasonable care, prudence and diligence such as a person having responsibility for safekeeping the Portfolios’ Assets would exercise.

9. Representations. The Delegate hereby represents and warrants that it is a U.S. Bank and that this Agreement has been duly authorized, executed and delivered by the Delegate and is a legal, valid and binding agreement of the Delegate.

NMSF hereby represents and warrants that its Board of Directors has determined that it is reasonable to rely on the Delegate to perform the delegated responsibilities provided for herein and that this Agreement has been duly authorized, executed and delivered by NMSF and is a legal, valid and binding agreement of NMSF.

10. Effectiveness; termination. This Agreement shall be effective as of the date on which this Agreement shall have been accepted by the Delegate, as indicated by the date set forth below the Delegate’s signature. This Agreement may be terminated at any time, without penalty, by written notice from the terminating party to the non-terminating party. Such termination shall be effective on the 30th day following the date on which the non-terminating party shall receive the foregoing notice. The foregoing to the contrary notwithstanding, this Agreement shall be deemed to have been terminated concurrently with the termination of the Custodian Agreement.

11. Notices. Notices and other communications under this Agreement are to be made in accordance with the arrangements designated for such purpose under the Custodian Agreement unless otherwise indicated in a writing referencing this Agreement and executed by both parties.

12. Definitions. Capitalized terms in this agreement have the following meanings:

a. Compulsory Securities Depository - shall mean a Securities Depository the use of which is mandatory (i) under applicable law or regulation; (ii) because securities cannot be withdrawn from the depository; or, (iii) because maintaining securities outside the Securities Depository is not consistent with prevailing custodial practices.

b. Eligible Foreign Custodian - shall have the meaning set forth in Rule 17f-5(a)(1) and shall also include a U.S. Bank.

c. Portfolios’ Assets - shall mean any of the Portfolios’ investments (including foreign currencies) for which the primary market is outside the United States, and such cash and cash equivalents as are reasonably necessary to effect the Portfolios’ transactions in such investments.

d. Proper Instructions - shall have the meaning set forth in the Custodian Agreement.

e. Securities Depository - shall have the meaning set forth in Rule 17f-5(a)(6).

f. U.S. Bank - shall mean a bank which qualifies to serve as a custodian of assets of investment companies under Section 17(f) of the Act.

13. Governing Law and Jurisdiction. This Agreement shall be construed in accordance with the laws of the State of New York. The parties hereby submit to the exclusive jurisdiction of the Federal courts sitting in the State of New York or the Commonwealth of Massachusetts or of the state courts of either such State or such Commonwealth.

14. Fees. Delegate shall perform its functions under this agreement for the compensation determined under the Custodian Agreement.

15. Integration. This Agreement sets forth all of the Delegate’s duties with respect to the selection and monitoring of Eligible Foreign Custodians, the administration of contracts with Eligible Foreign Custodians, the withdrawal of assets from Eligible Foreign Custodians and the issuance of reports in connection with such duties. The terms of the Custodian Agreement shall apply generally as to matters not expressly covered in this Agreement, including dealings with the Eligible Foreign Custodians in the course of discharge of the Delegate’s obligations under the Custodian Agreement.

NOW THEREFORE, the parties have caused this Agreement to be executed by its duly authorized representatives, effective as of the date first above written.

BROWN BROTHERS HARRIMAN & CO.		NORTHWESTERN MUTUAL SERIES FUND, INC.

By:	/s/ STOKLEY P. TOWLES	By:	/s/ MARK G. DOLL

Name:	Stokley P. Towles	Name:	Mark G. Doll

Title:	Partner	Title:	Vice President

BROWN BROTHERS HARRIMAN & CO. - GLOBAL CUSTODY NETWORK

NORTHWESTERN MUTUAL SERIES, INC. ON BEHALF OF EACH OF THE

SERIES OF STOCK (THE “PORTFOLIOS”) LISTED ON APPENDIX A

SCHEDULE I

COUNTRY

ARGENTINA

AUSTRALIA

AUSTRIA

BELGIUM

BRAZIL

CANADA

CHILE

CHINA

COLOMBIA

CZECH REPUBLIC

DENMARK

FINLAND

FRANCE

GERMANY

GREECE

HONGKONG

HUNGARY

INDIA

INDONESIA

IRELAND

ISRAEL

ITALY

JAPAN

KOREA

MALAYSIA

MEXICO

NETHERLANDS

NEW ZEALAND

NORWAY

PERU

PHILIPPINES

POLAND

PORTUGAL

SINGAPORE

SLOVAKIA

SOUTH AFRICA

SPAIN

SWEDEN

SWITZERLAND

TAIWAN

THAILAND

TURKEY

UNITED KINGDOM

VENEZUELA

APPROVED BY:
September 9, 1997

/s/ MARK G. DOLL
Mark G. Doll
Vice President

APPENDIX “A” TO

FOREIGN CUSTODY MANAGER DELEGATION AGREEMENT

BETWEEN

BROWN BROTHERS HARRIMAN & CO. and NORTHWESTERN MUTUAL

SERIES

FUND, INC.

Dated as of September 9, 1997

The following is a list of Portfolios for which the Delegate shall serve as Foreign Custody Manager under a Foreign Custody Manager Delegation Agreement dated as of September 9, 1997(the “Delegation Agreement”).

International Equity Portfolio

Balanced Portfolio

Aggressive Growth Stock Portfolio

Growth Stock Portfolio

High Yield Bond Portfolio

Select Bond Portfolio

IN WITNESS WHEREOF, each of the parties hereto have caused this Appendix to be executed in its name and on behalf of each such Portfolio

NORTHWESTERN MUTUAL SERIES FUND, INC.		BROWN BROTHERS HARRIMAN & Co.

By:	/s/ MARK G. DOLL	By:	/s/ STOKLEY P. TOWLES
Name:	Mark G. Doll	Name:	Stokley P. Towles
Title:	Vice President	Title:	Partner